                                                                    Exhibit 12-A

                        Atlantic City Electric Company

                      Ratio of Earnings to Fixed Charges
                            (Dollars in Thousands)

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

                                       12 Months
                                         Ended                    Year  Ended  December  31,
                                       March 31,   -----------------------------------------------------
                                         2001          2000      1999       1998       1997       1996
                                       ---------   ---------- ---------  ---------  ---------  ---------

Income before extraordinary item        $62,137     $54,434    $63,930    $30,276    $85,747    $75,017
                                       ---------   ---------- ---------  ---------  ---------  ---------

Income taxes                             42,815      36,746     49,326     18,178     50,442     36,958
                                       ---------   ---------- ---------  ---------  ---------  ---------

Fixed charges:
    Interest on long-term debt
      including amortization of
      discount, premium and
      expense                            74,117      76,178     60,562     63,940     64,501     64,847
    Other interest                        4,826       4,518      3,837      3,435      3,574      4,019
    Preferred dividend require-
      ments of subsidiary
      trusts                              7,619       7,619      7,634      6,052      5,775      1,428
                                       ---------   ---------- ---------  ---------  ---------  ---------
      Total fixed charges                86,562      88,315     72,033     73,427     73,850     70,294
                                       ---------   ---------- ---------  ---------  ---------  ---------

Earnings before extraordinary
    item, income taxes and
    fixed charges                      $191,514    $179,495   $185,289   $121,881   $210,039   $182,269
                                       =========   ========== =========  =========  =========  =========

Ratio of earnings to fixed charges         2.21        2.03       2.57       1.66       2.84       2.59


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For purposes of computing the ratio, earnings are income before extraordinary item plus income taxes and fixed charges. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of subsidiary trusts, and the estimated interest component of rentals.